Exhibit 10.10
DANA HOLDING CORPORATION
2008 OMNIBUS INCENTIVE PLAN
(EFFECTIVE DECEMBER 26, 2007)

-i-

DANA HOLDING CORPORATION
2008 OMNIBUS INCENTIVE PLAN
     1. Purpose. The purpose of this 2008 Omnibus Incentive Plan is to attract and retain directors, officers, other employees and consultants of Dana Holding Corporation and its Subsidiaries and to motivate and provide to such persons incentives and rewards for superior performance.
     2. Definitions. As used in this Plan:
          (a) “Appreciation Right” means a right granted pursuant to Section 5 of the Plan and will include both Free-Standing Appreciation Rights and Tandem Appreciation Rights.
          (b) “Authorized Officer” has the meaning specified in Section 11(d) of the Plan.
          (c) “Award” means a grant of Option Rights, Appreciation Rights, Performance Shares or Performance Units, or a grant or sale of Restricted Stock, Restricted Stock Units or other awards contemplated by Section 10 of the Plan.
          (d) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right or a Tandem Appreciation Right.
          (e) “Board” means the Board of Directors of the Corporation and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 11 of the Plan, such committee (or subcommittee).
          (f) “Business Transaction” has the meaning set forth in Section 2(i)(ii) of the Plan.
          (g) “Cause” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in (i) the employment agreement, if any, between the Participant and an Employer, or (ii) the Executive Severance Plan, if the Participant is a participant in such plan. If the Participant is not a party to an employment agreement with an Employer in which such term is defined, or the Participant is not a participant in the Executive Severance Plan, then unless otherwise defined in the applicable Evidence of Award, “Cause” shall mean:
     (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment with an Employer;

     (ii) the commission of a felony or the indictment for any felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft;
     (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of an Employer;
     (iv) the intentional and wrongful disclosure of secret processes or confidential information of an Employer in violation of an agreement with or a policy of an Employer;
     (v) the continued failure to substantially perform the Participant’s duties for an Employer;
     (vi) current alcohol or prescription drug abuse affecting work performance;
     (vii) current illegal use of drugs; or
     (viii) any intentional conduct contrary to an Employer’s announced policies or practices (including, but not limited to, those contained in the Corporation’s Code of Conduct).
          (h) “Centerbridge” means Centerbridge Capital Partners, L.P., a Delaware limited partnership, and its affiliated investment funds.
          (i) For purposes of the Plan, except as may be otherwise prescribed by the Compensation Committee in an Evidence of Award, a “Change in Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:
     (i) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) other than as a result of Centerbridge’s conversion of preferred to common becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the combined voting power of the then-outstanding Voting Stock of the Corporation; except, that:
(A)	for purposes of this Section 2(i)(i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition of Voting Stock of the Corporation directly from the Corporation that is approved by a majority of the Incumbent Directors, (2) any acquisition of Voting Stock of the Corporation by the Corporation or any Subsidiary, (3) any acquisition of Voting Stock of the Corporation by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary, and (4) any acquisition of Voting Stock of the Corporation by any Person pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(ii);
(B)	if any Person becomes the beneficial owner of thirty percent (30%) or more of combined voting power of the then-outstanding Voting Stock of the Corporation as a result of a transaction or series of transactions described in clause (1) of Section 2(i)(i)(A) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of (x) a transaction described in clause (1) of Section 2(i)(i)(A) above, or (y) a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally, then such subsequent acquisition shall be treated as a Change in Control;

(C)	a Change in Control will not be deemed to have occurred if a Person other than as a result of Centerbridge’s conversion of preferred to common becomes the beneficial owner of thirty percent (30%) or more of the Voting Stock of the Corporation as a result of a reduction in the number of shares of Voting Stock of the Corporation outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of additional shares of Voting Stock of the Corporation representing one percent (1%) or more of the then-outstanding Voting Stock of the Corporation, other than as a result of a stock dividend, stock split or similar transaction effected by the Corporation in which all holders of Voting Stock are treated equally; and

(D)	if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of thirty percent (30%) or more of the Voting Stock of the Corporation inadvertently, and such Person divests as promptly as practicable, but no later than the date, if any, set by the Incumbent Directors, a sufficient number of shares so that such Person beneficially owns less than thirty percent (30%) of the Voting Stock of the Corporation, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
     (ii) the consummation of a reorganization, merger or consolidation of the Corporation with, or the acquisition of the stock or assets of the Corporation by, another Person, or similar transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (A) the Voting Stock of the Corporation outstanding immediately prior to such Business Transaction continues to represent, directly or indirectly, (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock or comparable equity interests of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Corporation, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, thirty percent (30%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
     (iii) during any consecutive 18-month period, more than fifty percent (50%) of the Board ceases to be comprised of Incumbent Directors; or
     (iv) consummation of a transaction that implements in whole or in part a resolution of the stockholders of the Corporation authorizing a sale of all or substantially all of Corporation’s assets or a complete liquidation or dissolution of the Corporation, except pursuant to a Business Transaction that complies with clauses (A), (B) and (C) of Section 2(i)(ii).
          (j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
          (k) “Common Stock” means the common stock, par value $0.1 per share, of the Corporation or any security into which such shares of Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of the Plan.
          (l) “Compensation Committee” means the Compensation Committee of the Board, or any other committee of the Board or subcommittee thereof authorized to administer this Plan in accordance with Section 11 of the Plan.
          (m) “Corporation” means Dana Holding Corporation, a Delaware corporation, and its successors.
          (n) “Date of Grant” means the date as of which an Award is determined to be effective and designated in a resolution by the Compensation Committee or an Authorized Officer and is granted pursuant to the Plan. The Date of Grant shall not be earlier than the date of the resolution and action therein by the Compensation Committee or an Authorized Officer.

          (o) “Detrimental Activity,” except as may be otherwise specified in a Participant’s Evidence of Award, means:
     (i) engaging in any activity of competition, as specified in any covenant not to compete set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;
     (ii) engaging in any activity of solicitation, as specified in any covenant not to solicit set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;
     (iii) the disclosure to anyone outside the Corporation or a Subsidiary, or the use in other than the Corporation’s or a Subsidiary’s business, (A) without prior written authorization from the Corporation, of any confidential, proprietary or trade secret information or material relating to the business of the Corporation and its Subsidiaries, acquired by the Participant during his or her service with the Corporation or any of its Subsidiaries, or (B) in violation of any covenant not to disclose set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award, during the period of restriction specified in the agreement prohibiting the Participant from engaging in such activity;
     (iv) the (A) failure or refusal to disclose promptly and to assign to the Corporation or a Subsidiary upon request all right, title and interest in any invention or idea, patentable or not, made or conceived by the Participant during his or her service with the Corporation or any of its Subsidiaries, relating in any manner to the actual or anticipated business, research or development work of the Corporation or any Subsidiary or the failure or refusal to do anything reasonably necessary to enable the Corporation or any Subsidiary to secure a patent where appropriate in the United States and in other countries, or (B) violation of any development and inventions provision set forth in any agreement between a Participant and the Corporation or a Subsidiary, including, but not limited to, the Participant’s Evidence of Award;
     (v) if the Participant is or was an officer, activity that the Board determines entitles the Corporation to seek recovery from an officer under any policy promulgated by the Board as in effect when an Award was made or vested under this Plan; or
     (vi) activity that results in termination of the Participant’s employment for Cause.
          (p) “Director” means a member of the Board.

          (q) “Disability” shall mean, in the case of an Employee, termination of employment under circumstances that would make the Employee eligible to receive benefits under the Dana Holding Corporation long-term disability plan, as it may be amended from time to time, or any successor plan, program, agreement or arrangement, and in the case of a Participant who is a Non-Employee Director, termination of service as a Non-Employee Director under circumstances that would make the Non-Employee Director eligible to receive Social Security disability benefits.
          (r) “Effective Date” means December 26, 2007.
          (s) “Employee” means any employee of the Corporation or of any Subsidiary.
          (t) “Employer” means the Corporation or any successor thereto or a Subsidiary.
          (u) “Evidence of Award” means an agreement, certificate, resolution or other written evidence, whether or not in electronic form, that sets forth the terms and conditions of an Award. Each Evidence of Award shall be subject to this Plan and shall contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Corporation and, unless determined otherwise by the Compensation Committee, need not be signed by a representative of the Corporation or a Participant. If an Evidence of Award is limited to notation on the books and records of the Corporation, in the event of any inconsistency between a Participant’s records and the records of the Corporation, the records of the Corporation will control.
          (v) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
          (w) “Executive Officer” means an officer of the Corporation that is subject to the liability provisions of Section 16 of the Exchange Act.
          (x) “Executive Severance Plan” means the Dana Holding Corporation Executive Severance Plan, as it may be amended from time to time or any successor plan, program, agreement or arrangement.
          (y) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is not granted in tandem with an Option Right.
          (z) “Good Reason,” except as may be otherwise specified in a Participant’s Evidence of Award, shall have the meaning assigned such term in (i) the employment agreement, if any, between a Participant and an Employer.
          (aa) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code.

          (bb) “Incumbent Directors” means the individuals who, as of the Effective Date, are Directors of the Corporation, and any individual becoming a Director after the Effective Date whose election, nomination for election by the Corporation’s stockholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Corporation in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if the individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
          (cc) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Compensation Committee or an Authorized Officer, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, other awards contemplated by Section 10 of the Plan or dividend credits pursuant to the Plan. Management Objectives may be described in terms of Corporation-wide objectives or objectives that are related to the performance of a joint venture, Subsidiary, business unit, division, department, business segment, region or function and/or that are related to the performance of the individual Participant. The Management Objectives may be made relative to the performance of other companies or an index covering multiple companies. The Management Objectives applicable to any Qualified Performance-Based Award will be based on specified levels of or growth in one or more of the following criteria:
(i)	net sales;

(ii)	revenue;

(iii)	revenue growth or product revenue growth;

(iv)	operating income (before or after taxes, including operating income before depreciation and amortization);

(v)	income (before or after taxes and before or after allocation of corporate overhead and bonus);

(vi)	net earnings;

(vii)	earnings per share;

(viii)	net income (before or after taxes);

(ix)	return on equity;

(x)	total stockholder return;

(xi)	return on assets or net assets;

(xii)	appreciation in and/or maintenance of share price;

(xiii)	market share;

(xiv)	gross profits;

(xv)	earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization);

(xvi)	economic value-added models or equivalent metrics;

(xvii)	reductions in costs;

(xviii)	cash flow or cash flow per share (before or after dividends);

(xix)	return on capital (including return on total capital or return on invested capital);

(xx)	cash flow return on investment;

(xxi)	improvement in or attainment of expense levels or working capital levels;

(xxii)	operating, gross, or cash margins;

(xxiii)	year-end cash;

(xxiv)	debt reductions;

(xxv)	stockholder equity;

(xxvi)	regulatory achievements;

(xxvii)	operating performance;

(xxviii)	market expansion;

(xxix)	customer satisfaction;

(xxx)	employee satisfaction;

(xxxi)	implementation, completion, or attainment of measurable objectives with respect to research, development, products or projects and recruiting and maintaining personnel; or

(xxxii)	a published or a special index deemed applicable by the Compensation Committee or any of the above criteria as compared to the performance of any such index.
On or before the Date of Grant, in connection with the establishment of Management Objectives, the Compensation Committee may exclude the impact on performance of charges for restructuring, acquisitions, divestitures, discontinued operations, extraordinary items, and other unusual or non-recurring items and the cumulative effects of changes in tax law or accounting principles, as such are defined by generally accepted accounting principles or the Securities and Exchange Commission and as identified in the Corporation’s audited financial statements, notes to such financial statements or management’s discussion and analysis in the Corporation’s annual report or other filings with the Securities and Exchange Commission. With respect to any grant under the Plan, if the Compensation Committee determines that a change in the business, operations, corporate structure or capital structure of the Corporation, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Compensation Committee may in its discretion modify such Management

Objectives or the related minimum acceptable level or levels of achievement, in whole or in part, as the Compensation Committee deems appropriate and equitable, except in the case of a Qualified Performance-Based Award when such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the minimum acceptable level or levels of achievement with respect to such Qualified Performance-Based Award.
          (dd) “Market Value Per Share” means, as of any particular date the closing sale price of the Common Stock as reported on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed. If the Common Stock is not traded as of any given date, the Market Value Per Share means the closing price for the Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock was traded. If there is no regular public trading market for such Common Stock, the Market Value Per Share of the Common Stock shall be the fair market value of the Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.
          (ee) “Non-Employee Director” means a member of the Board who is not an Employee.
          (ff) “Non-Qualified Options” means Option Rights that are not intended to qualify as “incentive stock options” under Section 422 of the Code.
          (gg) “Normal Retirement” means, with respect to any Employee, termination of employment (other than termination for Cause or due to death or Disability) at or after age 65.
          (hh) “Optionee” means the Participant named in an Evidence of Award evidencing an outstanding Option Right.
          (ii) “Option Price” means the purchase price payable on exercise of an Option Right.
          (jj) “Option Right” means the right to purchase shares of Common Stock upon exercise of a Non-Qualified Option or an Incentive Stock Option granted pursuant to Section 4 of the Plan.
          (kk) “Participant” means a person who is selected by the Board, the Compensation Committee or an Authorized Officer to receive benefits under this Plan and who is at the time (i) an Employee or a Non-Employee Director, or (ii) providing services to the Corporation or a Subsidiary, including but not limited to, a consultant, an advisor, independent contractor, or other non-employee of the Corporation or any one or more of its Subsidiaries.
          (ll) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of the Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.
          (mm) “Performance Share” means a bookkeeping entry that records the equivalent of one share of Common Stock awarded pursuant to Section 8 of the Plan.
          (nn) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of the Plan that records a unit equivalent to $1.00 or such other value as is determined by the Compensation Committee.
          (oo) “Person” has the meaning set forth in Section 2(h)(i) of the Plan.
          (pp) “Plan” means this Dana Holding Corporation 2008 Omnibus Incentive Plan, as it may be amended from time to time.
          (qq) “Plan Year” has the meaning set forth in Section 9(h).
          (rr) “Qualified Performance-Based Award” means any Award or portion of an Award that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.
          (ss) “Restricted Stock” means shares of Common Stock granted or sold pursuant to Section 6 of the Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfer has expired.
          (tt) “Restricted Stock Unit” means an award granted or sold pursuant to Section 7 of the Plan of the right to receive shares of Common Stock or cash at the end of the Restriction Period.
          (uu) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 of the Plan.
          (vv) “Spread” means the excess of the Market Value Per Share on the date when an (i) Option Right is exercised over the Option Price, or (ii) Appreciation Right is exercised over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.
          (ww) “Subsidiary” means a corporation, company or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Corporation, except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which the Corporation owns or controls, directly or indirectly, more than 50% of the total combined voting power represented by all classes of stock issued by such corporation at the time of grant.

          (xx) “Substitute Awards” means Awards that are granted in assumption of, or in substitution or exchange for, outstanding awards previously granted by an entity acquired directly or indirectly by the Corporation or with which the Corporation directly or indirectly combines.
          (yy) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 of the Plan that is granted in tandem with an Option Right.
          (zz) “Ten Percent Stockholder” shall mean any Participant who owns more than 10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.
          (aaa) “Termination Date,” for purposes of the Plan, except as may be otherwise prescribed by the Compensation Committee or an Authorized Officer in an Evidence of Award, shall mean (i) with respect to any Employee, the date on which the Employee ceases to be employed by an Employer, or (ii) with respect to any Participant who is not an Employee, the date on which such Participant’s provision of services to the Corporation or any one or more of its Subsidiaries ends.
          (bbb) “Voting Stock” means securities entitled to vote generally in the election of Directors.
     3. Shares Subject to this Plan.
          (a) Maximum Shares Available Under Plan.
     (i) Subject to adjustment as provided in Section 12 of the Plan, the maximum aggregate number of shares of Common Stock that may be issued or delivered under the Plan is 16,090,000 shares of Common Stock. Common Stock to be issued or delivered pursuant to the Plan may be authorized and unissued shares of Common Stock, treasury shares or a combination of the foregoing.
     (ii) In addition to the shares of Common Stock authorized in Section 3(a)(i) any (A) Option Right, Appreciation Right or other Award granted pursuant to this Plan that terminates or is forfeited without having been exercised in full, or (B) Award granted pursuant to this Plan is settled (or can be paid only) in cash, then the underlying shares of Common Stock, to the extent of any such forfeiture, termination or cash settlement, again shall be available for grant under this Plan and credited toward the Plan limit as set forth in Section 3(a)(i).
     (iii) Shares of Common Stock that are tendered, whether by physical delivery or by attestation, to the Corporation by a Participant or withheld from the Award by the Corporation as full or partial payment of the exercise or purchase price of any Award or in payment of any applicable withholding for Federal, state, city, local or foreign taxes incurred in connection with the exercise, vesting or earning of any Award under the Plan will not become available for future grants under the Plan. With respect to an Appreciation Right, when such Appreciation Right is exercised and settled in shares of Common Stock, the shares of Common Stock subject to such Appreciation Right shall be counted against the shares of Common Stock available for issuance under the Plan as one share of Common Stock for every one share of Common Stock subject thereto, regardless of the number of shares of Common Stock used to settle the Appreciation Right upon exercise.
          (b) Life-of-Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of the Plan, the aggregate number of shares of Common Stock actually issued or transferred by the Corporation upon the exercise of Incentive Stock Options shall not exceed 4,000,000.
          (c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary and subject to adjustment pursuant to Section 12 of the Plan:
     (i) No Participant shall be granted Option Rights or Appreciation Rights or other awards granted pursuant to Section 10 of the Plan with rights which are substantially similar to Option Rights or Appreciation Rights, in the aggregate, for more than 2,000,000 shares of Common Stock during any calendar year.
     (ii) For grants of Qualified Performance-Based Awards, no Participant shall be granted Restricted Stock, Restricted Stock Units, Performance Shares or other awards granted pursuant to Section 10 of the Plan with rights which are substantially similar to Performance Shares, in the aggregate, for more than 1,000,000 shares of Common Stock during any calendar year.
     (iii) For grants of Qualified Performance-Based Awards, no Participant shall be granted Performance Units or other awards granted pursuant to Section 10 of the Plan with rights which are substantially similar to Performance Units, in the aggregate, for more than $10,000,000 during any calendar year.
          (d) Substitute Awards. Any Substitute Awards granted by the Corporation shall not reduce the shares of Common Stock available for Awards under the Plan and will not count against the limits specified in Section 3(c) above.
     4. Option Rights. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may, from time to time and upon such terms and conditions as it or the Authorized Officer may determine, grant Option Rights to Participants. Each such grant will utilize any or all of the authorizations as specified in the following provisions:
          (a) Each grant will specify the number of shares of Common Stock to which it pertains, subject to the limitations set forth in Section 3 of the Plan.
          (b) Each Option Right will specify an Option Price per share of Common Stock, which may not be less than the Market Value Per Share on the Date of Grant.

          (c) Each Option Right will specify whether the Option Price will be payable (i) in cash or by check or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Corporation of shares of Common Stock owned by the Optionee for at least 6 months (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by a combination of such methods of payment and may either grant to the Participant or retain in the Compensation Committee the right to elect among the foregoing alternatives, or (iv) by such other methods as may be approved by the Compensation Committee. No fractional shares of Common Stock will be issued or accepted.
          (d) To the extent permitted by law, any grant may permit deferred payment of the Option Price from the proceeds of sale through a bank or broker designated by, and on a date satisfactory to, the Corporation of some or all of the shares of Common Stock to which such exercise relates.
          (e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.
          (f) Each grant will specify the period or periods of continuous service by the Optionee with the Corporation or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable.
          (g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Option Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant will specify that, before the exercise of such Option Rights become exercisable, the Compensation Committee must certify that the Management Objectives have been satisfied.
          (h) Any grant of Option Rights may provide for the earlier exercise of such Option Rights or other modifications in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control or the grant of a Substitute Award.
          (i) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, (ii) Non-Qualified Options, or (iii) combinations of the foregoing. Incentive Stock Options may be granted only to Participants who meet the definition of “employee” under Section 3401(c) of the Code.
          (j) The exercise of an Option Right will result in the cancellation on a share-for-share basis of any related Tandem Appreciation Right authorized under Section 5 of the Plan.
          (k) No Option Right will be exercisable more than ten (10) years from the Date of Grant.

          (l) No grant of Option Rights will authorize the payment of dividend equivalents on the Option Right.
          (m) Each grant of Option Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Option Rights, and contain such other terms as the Compensation Committee or Authorized Officer may approve.
          (n) Except as provided in an Evidence of Award, in the event of an Optionee’s termination of employment or service, any Option Rights that have not vested as of the Optionee’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Optionee will have no further rights in respect of such Option Rights.
     5. Appreciation Rights.
          (a) The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant (i) to any Optionee, Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, Free-Standing Appreciation Rights.
          (b) A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread on the related Option Right (not exceeding 100%) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option.
          (c) A Free-Standing Appreciation Right will be a right of the Participant to receive from the Corporation an amount determined by the Compensation Committee or an Authorized Officer, which will be expressed as a percentage of the Spread (not exceeding one hundred percent (100%)) at the time of exercise.
          (d) No grant of Appreciation Rights will authorize the payment of dividend equivalents on the Appreciation Right.
          (e) Each grant of Appreciation Rights will utilize any or all of the authorizations as specified in the following provisions:
     (i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.
     (ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Compensation Committee or an Authorized Officer at the Date of Grant.

     (iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.
     (iv) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of Appreciation Rights that will become exercisable if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant of such Appreciation Rights will specify that, before the exercise of such Appreciation Rights, the Compensation Committee must certify that the Management Objectives have been satisfied.
     (v) Any grant of Appreciation Rights may provide for the earlier exercise of such Appreciation Rights or other modifications in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control or the grant of a Substitute Award.
     (vi) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.
     (vii) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Appreciation Rights that have not vested as of the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Appreciation Rights.
          (f) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised. In the case of a Tandem Appreciation Right granted in relation to an Incentive Stock Option to an employee who is a Ten Percent Stockholder on the Date of Grant, the amount payable with respect to each Tandem Appreciation Right shall be equal in value to the applicable percentage of the excess, if any, of the Market Value Per Share on the exercise date over the Base Price of the Tandem Appreciation Right, which Base Price shall not be less than 110 percent of the Market Value Per Share on the date the Tandem Appreciation Right is granted.
          (g) Regarding Free-Standing Appreciation Rights only:

     (i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which may not be less than the Market Value Per Share on the Date of Grant;
     (ii) Successive grants may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and
     (iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than ten (10) years from the Date of Grant.
     6. Restricted Stock. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:
          (a) Each such grant or sale will constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.
          (b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.
          (c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant and may provide for the earlier lapse of such substantial risk of forfeiture as provided in Section 6(e) below. In the case of grants that are a form of payment for earned Performance Shares or Performance Units or other awards, such grant may provide for no minimum vesting period.
          (d) Each such grant or sale will provide that during the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner set forth in this Plan, and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).
          (e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of Restricted Stock will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock, the Compensation Committee must certify that the Management Objectives have been satisfied.

          (f) Any grant of Restricted Stock may provide for the earlier lapse or other modification in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, Change in Control or the grant of a Substitute Award.
          (g) Any such grant or sale of Restricted Stock may require that any or all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and/or reinvested in additional shares of Restricted Stock (which may be subject to the same restrictions as the underlying Award) or be paid in cash on a deferred or contingent basis.
          (h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve. Unless otherwise directed by the Compensation Committee, (i) all certificates representing shares of Restricted Stock will be held in custody by the Corporation until all restrictions thereon have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such shares of Common Stock, or (ii) all uncertificated shares of Restricted Stock will be held at the Corporation’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.
     7. Restricted Stock Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant or sell Restricted Stock Units to Participants. Each such grant or sale will utilize any or all of the authorizations as specified in the following provisions:
          (a) Each such grant or sale of Restricted Stock Units will constitute the agreement by the Corporation to deliver shares of Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Compensation Committee or an Authorized Officer may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the number of shares of Restricted Stock Units on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such Restricted Stock Units will specify that, before the termination or early termination of the restrictions applicable to such Restricted Stock Units, the Compensation Committee must certify that the Management Objectives have been satisfied.
          (b) Each such grant or sale of Restricted Stock Units may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value Per Share at the Date of Grant.
          (c) If the Restriction Period lapses only by the passage of time, each such grant or sale will be subject to a Restriction Period (which may include pro-rata, graded or cliff vesting over such period), as determined by the Compensation Committee or an Authorized Officer at the Date of Grant. In the case of grants that are a form of payment for earned

Performance Shares or Performance Units or other awards, such grant may provide for no Restriction Period.
          (d) Each such grant or sale of Restricted Stock Units may provide for the earlier lapse or other modification of such Restriction Period in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control or the grant of a Substitute Award.
          (e) During the Restriction Period, the Participant will have none of the rights of a stockholder of any shares of Common Stock with respect to such Restricted Stock Units, but the Compensation Committee may, at the Date of Grant, authorize the payment of dividend equivalents on such Restricted Stock Units on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.
          (f) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of Restricted Stock Units that have been earned. Any grant or sale may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives.
          (g) Each such grant or sale of Restricted Stock Units will provide that during the period for which such Restriction Period is to continue, the transferability of the Restricted Stock Units will be prohibited or restricted in the manner and to the extent prescribed by the Compensation Committee at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Corporation or provisions subjecting the Restricted Stock Units to a continuing substantial risk of forfeiture in the hands of any transferee).
          (h) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.
          (i) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Restricted Stock that remain subject to the Restriction Period on the Participant’s Termination Date will be cancelled and immediately forfeited without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Restricted Stock Units.
     8. Performance Shares and Performance Units. The Compensation Committee or, in accordance with Section 11(d), an Authorized Officer may grant Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant will utilize any or all of the authorizations as specified in the following provisions:
          (a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.
          (b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time, as determined by the Compensation Committee or an Authorized Officer at the Date of Grant.
          (c) Any grant of Performance Shares or Performance Units will specify Management Objectives, which, if achieved, will result in payment or early payment of the Award, and each grant may specify in respect of such specified Management Objectives a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the level(s), but falls short of full achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Compensation Committee must certify that the Management Objectives have been satisfied.
          (d) Any grant of Performance Shares or Performance Units may provide for the earlier lapse or other modification in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control or the grant of a Substitute Award.
          (e) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, in shares of Common Stock, in Restricted Stock or Restricted Stock Units or in any combination thereof and may either grant to the Participant or retain in the Compensation Committee the right to elect among those alternatives; provided, however, that as applicable, the amount payable may not exceed the maximum amount payable, as may be specified by the Compensation Committee or an Authorized Officer on the Date of Grant.
          (f) The Compensation Committee may, at or after the Date of Grant of Performance Shares, provide for the payment of dividend equivalents to the holder thereof on either a current, deferred or contingent basis, either in cash or in additional shares of Common Stock.
          (g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Compensation Committee or an Authorized Officer may approve.
          (h) Except as provided in an Evidence of Award, in the event of a Participant’s termination of employment or service, any of the Participant’s Performance Shares and Performance Units that remain subject to a Performance Period on the Participant’s Termination Date will be cancelled and immediately forfeited, without further action on the part of the Corporation or the Compensation Committee, and the Participant will have no further rights in respect of such Performance Shares or Performance Units.

     9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Non-Employee Directors, Option Rights, Appreciation Rights or other awards contemplated by Section 10 of the Plan and may also authorize the grant or sale of shares of Common Stock, Restricted Stock or Restricted Stock Units to Non-Employee Directors.
          (a) Each grant of Option Rights awarded pursuant to this Section 9 will be upon terms and conditions consistent with Section 4 of the Plan.
          (b) Each grant of Appreciation Rights pursuant to this Section 9 will be upon terms and conditions consistent with Section 5 of the Plan.
          (c) Each grant or sale of Restricted Stock pursuant to this Section 9 will be upon terms and conditions consistent with Section 6 of the Plan.
          (d) Each grant or sale of Restricted Stock Units pursuant to this Section 9 will be upon terms and conditions consistent with Section 7 of the Plan.
          (e) Non-Employee Directors may be granted, sold, or awarded other awards contemplated by Section 10 of the Plan.
          (f) If a Non-Employee Director subsequently becomes an employee of the Corporation or a Subsidiary while remaining a member of the Board, any Award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby.
          (g) Notwithstanding anything in Section 5, 6 or 7 to the contrary, each grant pursuant to this Section 9 may specify the period or periods of continuous service, if any, by the Non-Employee Director with the Corporation that are necessary before such awards or installments thereof shall become fully exercisable or restrictions thereon will lapse, which shall be determined on the Date of Grant.
     10. Other Awards.
          (a) The Compensation Committee or an Authorized Officer may, subject to limitations under applicable law, authorize grants or sales to any Participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to (i) shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon performance of the Corporation or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of, the Corporation, (ii) cash, or (iii) any combination of the foregoing. The Compensation Committee or an Authorized Officer shall determine the terms and conditions of such awards, which may include the achievement of Management Objectives, which may specify in respect of such Management Objectives a minimum acceptable level or levels of achievement and may set forth a formula for determining the portion or all of the award on which restrictions will terminate if performance is at or above the minimum level(s), but falls short of full achievement of the specified Management Objectives. The grant or sale of such award will specify that, before the termination or early termination of the restrictions applicable to such award, the Compensation Committee must certify that the Management Objectives have been satisfied. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Compensation Committee shall determine.
          (b) Each grant may specify the period or periods of continuous service, if any, by the Participant with the Corporation or any Subsidiary that are necessary before such awards or installments thereof shall become fully transferable, which shall be determined by the Compensation Committee or an Authorized Officer on the Date of Grant.
          (c) Each grant may provide for the earlier termination of the period or periods of continuous service or other modifications in the event of, termination without Cause, resignation for Good Reason, Normal Retirement, termination due to death or Disability of the Participant, a Change in Control or the grant of a Substitute Award.
          (d) The Compensation Committee may authorize grants or sales of shares of Common Stock as a bonus, or may grant other awards in lieu of obligations of the Corporation or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Compensation Committee.
          (e) Each grant or sale pursuant to this Section 10 may be made without additional consideration from the Participant or in consideration of a payment by the Participant that is less than the Market Value Per Share on the Date of Grant; provided, however, that with respect to a payment of an award that is substantially similar to an Option Right, no such payment shall be less than Market Value Per Share on the Date of Grant.
     11. Administration of the Plan.
          (a) This Plan will be administered by the Compensation Committee. The Board or the Compensation Committee, as applicable, may from time to time delegate all or any part of its authority under this Plan to any other committee of the Board or subcommittee thereof consisting exclusively of not less than two or more members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, an “outside director” within the meaning of Section 162(m) of the Code and an “independent director” within the meaning of the rules of the New York Stock Exchange, as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board or the Compensation Committee, as applicable, will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).
          (b) The interpretation and construction by the Compensation Committee of any provision of the Plan or of any agreement, notification or document evidencing the grant of an Award, and any determination by the Compensation Committee pursuant to any provision of the Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.
          (c) To the extent permitted by applicable law, the Board or the Compensation Committee, as applicable, may, from time to time, delegate to one or more of its members or to one or more officers of the Corporation, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the Compensation Committee, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board or the Compensation Committee, the committee or such person may have under this Plan.
          (d) To the extent permitted by applicable law, the Compensation Committee may, by resolution, authorize one or more Executive Officers of the Corporation (each, an “Authorized Officer”), including the Chief Executive Officer of the Corporation, to do one or both of the following on the same basis as the Compensation Committee: (i) designate Participants to be recipients of Awards under this Plan, (ii) determine the size of any such Awards; provided, however, that (A) the Compensation Committee shall not delegate such responsibilities to any Executive Officer for Awards granted to a Participant who is an Executive Officer, a Director, or a more than 10% beneficial owner of any class of the Corporation’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act, and (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock the Authorized Officer(s) may grant, and (iii) the Authorized Officer(s) shall report periodically to the Compensation Committee, as the case may be, regarding the nature and scope of the Awards granted pursuant to the authority delegated. In no event shall any such delegation of authority be permitted with respect to Awards to any Executive Officer or any person subject to Section 162(m) of the Code.
     12. Adjustments. The Board shall make or provide for such adjustments in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares, Performance Units and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Option Rights and Appreciation Rights, and in the kind of shares covered thereby, as is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, (b) any merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Such adjustments shall be made automatically, without the necessity of Board action, on the customary arithmetical basis in the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of Common Stock. Moreover, in the event of any such transaction or event specified in this Section 12, the Board, in its discretion, may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration (including cash), if any, as it may determine, in good faith, to be equitable in the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Board also shall make or provide for such adjustments in the numbers of shares specified in Section 3 of the Plan as is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any such adjustment to the number specified in Section 3(b) will be made only if and to the extent that such adjustment would not cause any Option Right intended to qualify as an Incentive Stock Option to fail so to qualify.
     13. Change in Control.
          (a) Except as otherwise provided in an Evidence of Award or by the Compensation Committee at the Date of Grant, to the extent outstanding Awards granted under this Plan are not assumed, converted or replaced by the resulting entity in the event of a Change in Control, all outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable, and any specified Management Objectives with respect to outstanding Awards shall be deemed to be satisfied at target.
          (b) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are assumed, converted or replaced by the resulting entity in the event of a Change in Control, any outstanding Awards that are subject to Management Objectives shall be converted by the resulting entity, as if target performance had been achieved as of the date of the Change in Control, and each award of: (i) Performance Shares or Performance Units shall continue to vest during the remaining Performance Period, (ii) Restricted Stock shall continue to be subject to a “substantial risk of forfeiture” for the remaining applicable period, (iii) Restricted Stock Units shall continue to vest during the Restriction Period, and (iv) all other Awards shall continue to vest during the applicable vesting period, if any.
          (c) Except as otherwise provided in an Evidence of Award or by the Compensation Committee, to the extent outstanding Awards granted under this Plan are either assumed, converted or replaced by the resulting entity in the event of a Change in Control, if a Participant’s service is terminated without Cause by the Corporation, any of its Subsidiaries or the resulting entity or a Participant resigns his or her employment with an Employer for Good Reason, in either case, all outstanding Awards held by the Participant that may be exercised shall become fully exercisable and all restrictions with respect to outstanding Awards shall lapse and become vested and non-forfeitable.
          (d) Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Board in its discretion, at or after the Date of Grant, may (i) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, less than the highest price per share of Common Stock paid for a share of Common Stock in the Change in Control (the “Transaction Consideration”) in

exchange for a cash payment to be made at the same time as the Transaction Consideration is paid to holders of Common Stock in an amount equal to the amount by which the Transaction Consideration exceeds the Option Price or Base Price, as applicable, multiplied by the number of shares of Common Stock granted under the Option Right or Appreciation Right, and (ii) provide for the cancellation of each outstanding and unexercised Option Right or Appreciation Right with an Option Price or Base Price, as applicable, equal to or more than the Transaction Consideration without any payment to the holder of such Option Right or Appreciation Right, as applicable.
          (e) Notwithstanding any provision of the Plan to the contrary, to the extent an Award constitutes a “deferral of compensation” for purposes of Section 409A of the Code, and such Award shall be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of a Change in Control and such Change in Control does not constitute a “change in the ownership or effective control” or a “change in the ownership or a substantial portion of the assets” of the Corporation within the meaning of Section 409A(a)(2)(A)(v) of the Code, then even though such Award may be deemed to be vested or restrictions lapse, expire or terminate upon the occurrence of the Change in Control or any other provision of the Plan, payment will be made, to the extent necessary to comply with the provisions of Section 409A of the Code, to the Participant on the earliest of: (i) the Participant’s “separation from service” with the Corporation (determined in accordance with Section 409A of the Code); provided, however, that if the Participant is a “specified employee” (within the meaning of Section 409A of the Code), the payment date shall be the date that is six (6) months after the date of the Participant’s separation from service with the Employer, (ii) the date payment otherwise would have been made in the absence of any provisions in this Plan to the contrary (provided such date is permissible under Section 409A of the Code), or (iii) the Participant’s death.
     14. Detrimental Activity.
          (a) Any Evidence of Award may provide that if the Board or the Compensation Committee determines a Participant has engaged in any Detrimental Activity, either during service with the Corporation or a Subsidiary or within a specified period after termination of such service, then, promptly upon receiving notice of the Board’s finding, the Participant shall:
     (i) forfeit that Award to the extent then held by the Participant;
     (ii) in exchange for payment by the Corporation or the Subsidiary of any amount actually paid therefor by the Participant, return to the Corporation or the Subsidiary, all shares of Common Stock that the Participant has not disposed of that had been acquired pursuant to that Award;
     (iii) with respect to any shares of Common Stock acquired pursuant to that Award that were disposed of, pay to the Corporation or the Subsidiary, in cash, the difference between:
(A)	any amount actually paid by the Participant, and

(B)	the Market Value Per Share of the shares of Common Stock on the date acquired; and
     (iv) pay to the Corporation or the Subsidiary in cash the Spread, with respect to any Option Rights or Appreciation Rights exercised where no shares of Common Stock were retained by the Participant upon such exercise.
          (b) To the extent that such amounts are not paid to the Corporation or the Subsidiary, the Corporation may seek other remedies, including a set off of the amounts so payable to it against any amounts that may be owing from time to time by the Corporation or a Subsidiary to the Participant for any reason, including, without limitation, wages, deferred compensation or vacation pay.
     15. Non-U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board or the Compensation Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Corporation or any Subsidiary outside of the United States of America or who provide services to the Corporation or any Subsidiary under an agreement with a foreign nation or agency, as the Board or the Compensation Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Compensation Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary of the Board or other appropriate officer of the Corporation may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Corporation.
     16. Transferability.
          (a) Except as otherwise determined by the Board or the Compensation Committee pursuant to the provisions of Section 16(c), no Award or dividend equivalents paid with respect to Awards made under this Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and may be otherwise transferred in a manner that protects the interest of the Corporation as the Board or the Compensation Committee may determine; provided, that if so determined by the Compensation Committee, each Participant may, in a manner established by the Board or the Compensation Committee, designate a beneficiary to exercise the rights of the Participant with respect to any Award upon the death of the Participant and to receive shares of Common Stock or other property issued upon such exercise.
          (b) The Compensation Committee or an Authorized Officer may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Corporation upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of the Plan, will be subject to further restrictions on transfer.
     (c) Notwithstanding Section 16(a), the Board or the Compensation Committee may determine that Awards (other than Incentive Stock Options) may be transferable by a Participant, without payment of consideration therefor by the transferee, only to any one or more family members (as defined in the General Instructions to Form S-8 under the Securities Act of 1933) of the Participant; provided, however, that (i) no such transfer shall be effective unless reasonable prior notice thereof is delivered to the Corporation and such transfer is thereafter effected in accordance with any terms and conditions that shall have been made applicable thereto by the Board or the Compensation Committee, and (ii) any such transferee shall be subject to the same terms and conditions hereunder as the Participant.
     17. Withholding Taxes. To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Compensation Committee) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of shares of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Corporation shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Corporation an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Corporation other shares of Common Stock held by such Participant. In no event shall the Market Value Per Share of the shares of Common Stock to be withheld pursuant to this section to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld or such other amount that will not result in a negative accounting impact. Participants shall also make such arrangements as the Corporation may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.
     18. Compliance with Section 409A of the Code
          (a) To the extent applicable, it is intended that this Plan and any grants made hereunder are exempt from Section 409A of the Code or are structured in a manner that would not cause a Participant to be subject to taxes and interest pursuant to Section 409A of the Code. This Plan and any grants made hereunder shall be administrated in a manner consistent with this intent.

          (b) In order to determine for purposes of Section 409A of the Code whether a Participant is employed by a member of the Corporation’s controlled group of corporations under Section 414(b) of the Code (or by a member of a group of trades or businesses under common control with the Corporation under Section 414(c) of the Code) and, therefore, whether the shares of Common Stock that are or have been purchased by or awarded under this Plan to the Participant are shares of “service recipient” stock within the meaning of Section 409A of the Code:
     (i) In applying Code Section 1563(a)(1), (2) and (3) for purposes of determining the Corporation’s controlled group under Section 414(b) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2) and (3); and
     (ii) In applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses under common control with the Corporation for purposes of Section 414(c) of the Code, the language “at least 50 percent” is to be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
     19. Effective Date and Term of Plan.
This Plan will be effective as of the Effective Date. No grant will be made under this Plan more than ten (10) years after the date on which this Plan is first approved by the stockholders of the Corporation, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.
     20. Amendments and Termination.
          (a) The Board may at any time and from time to time, to the extent permitted by Section 409A, amend, suspend or terminate this Plan in whole or in part; provided, however, that if an amendment to this Plan (i) would materially increase the benefits accruing to Participants under this Plan, (ii) would materially increase the number of securities which may be issued under this Plan, (iii) would materially modify the requirements for participation in this Plan, or (iv) must otherwise be approved by the stockholders of the Corporation in order to comply with applicable law or the rules of the New York Stock Exchange or, if the shares of Common Stock are not traded on the New York Stock Exchange, the principal national securities exchange upon which the shares of Common Stock are traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.
          (b) Termination of the Plan will not affect the rights of Participants or their successors under any Awards outstanding hereunder and not exercised in full on the date of termination.
          (c) The Board or the Compensation Committee will not, without the further approval of the stockholders of the Corporation, authorize the amendment of any outstanding Option Right or Appreciation Right to reduce the Option Price or Base Price, respectively. No Option Right or Appreciation Right will be cancelled and replaced with awards having a lower

Option Price or Base Price, respectively, or for another award, or for cash without further approval of the stockholders of the Corporation, except as provided in Section 12. Furthermore, no Option Right or Appreciation Right will provide for the payment, at the time of exercise, of a cash bonus or grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units, or grant or sale of Restricted Stock, Restricted Stock Units or other awards pursuant to Section 10 of the Plan, without further approval of the stockholders of the Corporation. This Section 20(c) is intended to prohibit the repricing of “underwater” Option Rights or Appreciation Rights without stockholder approval and will not be construed to prohibit the adjustments provided for in Section 12 of the Plan.
          (d) In case of termination of service by reason of death, Disability or Normal Retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds shares of Common Stock subject to any transfer restriction imposed pursuant to Section 16 of the Plan, the Compensation Committee may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code.
          (e) Subject to Section 20(c) hereof, the Compensation Committee may amend the terms of any Award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of such Award under Section 162(m) of the Code. In such case, the Compensation Committee will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no amendment shall materially impair the rights of any Participant without his or her consent.
     21. Substitute Awards for Awards Granted by Other Entities. Substitute Awards may be granted under this Plan for grants or awards held by employees of a company or entity who become employees of the Corporation or a Subsidiary as a result of the acquisition, merger or consolidation of the employer company by or with the Corporation or a Subsidiary. Except as otherwise provided by applicable law and notwithstanding anything in the Plan to the contrary, the terms, provisions and benefits of the Substitute Awards so granted may vary from those set forth in or required or authorized by this Plan to such extent as the Compensation Committee at the time of the grant may deem appropriate to conform, in whole or part, to the terms, provisions and benefits of grants or awards in substitution for which they are granted.

     22. Governing Law. This Plan and all grants and Awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.
     23. Miscellaneous Provisions.
          (a) The Corporation will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board or the Compensation Committee may provide for the elimination of fractions or for the settlement of fractions in cash.
          (b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Corporation or any Subsidiary, nor will it interfere in any way with any right the Corporation or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.
          (c) To the extent that any provision of the Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of the Plan.
          (d) The Compensation Committee or an Authorized Officer may provide for termination of an Award in the case of termination of employment or service of a Participant or any other reason; provided, however, that all Awards of a Participant will be immediately forfeited and cancelled to the extent the Participant’s employment or service has been terminated for Cause, and the Participant will have no further rights in respect of such Awards.
          (e) No Award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Compensation Committee, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.
          (f) Absence on leave approved by a duly constituted officer of the Corporation or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of the Plan or Awards granted hereunder, except that no Awards may be granted to an employee while he or she is absent on leave.
          (g) No Participant shall have any rights as a stockholder with respect to any shares of Common Stock subject to Awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Corporation.
          (h) The Compensation Committee may condition the grant of any Award or combination of Awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Corporation or a Subsidiary to the Participant.

          (i) Except with respect to Option Rights and Appreciation Rights, the Compensation Committee may permit Participants to elect to defer the issuance of shares of Common Stock or the settlement of Awards in cash under this Plan pursuant to such rules, procedures or programs as it may establish for purposes of the Plan. The Compensation Committee also may provide that deferred issuances and settlements include the payment or crediting of dividend equivalents or interest on the deferral amounts.
          (j) Any Award granted under the terms of the Plan may specify in the Evidence of Award that the Participant is subject to restrictive covenants including, but not limited to, covenants not to compete and covenants not to solicit, unless otherwise determined by the Compensation Committee.
          (k) Participants shall provide the Corporation with a completed, written election form setting forth the name and contact information of the person who will have beneficial ownership rights of Awards made to the Participant under this Plan upon the death of the Participant.
          (l) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Board or the Compensation Committee, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board or the Compensation Committee, it shall be stricken and the remainder of the Plan shall remain in full force and effect.